Exhibit 2

Transactions in Securities of the Issuer Since the Filing of the Schedule 13D

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)	Date of Purchase/Sale

PALE FIRE CAPITAL SICAV a.s.

Purchase of Common Stock	327,651	12.6847	02/20/2026
Purchase of Common Stock	11,000	12.5480	02/20/2026
Purchase of Common Stock	17,851	12.4641	02/20/2026
Purchase of Common Stock	56,052	11.6891	02/23/2026
Purchase of Common Stock	17,446	11.5747	02/24/2026
Purchase of Common Stock	13,500	11.5530	02/24/2026
Purchase of Common Stock	30,000	11.1945	03/17/2026
Purchase of Common Stock	30,000	11.1619	03/17/2026
Purchase of Common Stock	20,000	11.1942	03/17/2026
Purchase of Common Stock	253,300	11.2004	03/17/2026
Purchase of Common Stock	30,000	11.0633	03/18/2026
Purchase of Common Stock	50,000	11.0736	03/18/2026
Purchase of Common Stock	439,196	11.1683	03/18/2026
Purchase of Common Stock	30,000	11.4723	03/19/2026
Purchase of Common Stock	35,000	11.4589	03/19/2026
Purchase of Common Stock	50,000	11.3943	03/19/2026
Purchase of Common Stock	87,646	11.4891	03/19/2026
Purchase of Common Stock	577,363	11.7713	03/19/2026